Exhibit 12






                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)
                                   (Unaudited)




                                                                          Quarter Ended     Six Months Ended
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                                                             November 27, November 28,   November 27, November 28,
                                                                 2005         2004           2005         2004
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
 Consolidated earnings from operations
    before income taxes.....................................    $   80,869     $ 63,368    $ 208,867     $ 171,454
 Plus fixed charges:
    Gross interest expense..................................        13,617       11,904       26,219        23,858
    40% of restaurant and equipment minimum
      rent expense..........................................         6,595        6,170       13,129        12,159
                                                                ----------     --------    ---------     ---------
        Total fixed charges.................................        20,212       18,074       39,348        36,017
 Less capitalized interest..................................          (871)        (723)      (1,606)       (1,626)
                                                                ----------     --------    ---------     ---------

 Consolidated earnings from operations
    before income taxes available to cover
     fixed charges..........................................    $  100,210     $ 80,719    $ 246,609     $ 205,845
                                                                ==========     ========    =========     =========

 Ratio of consolidated earnings to fixed
    charges.................................................          4.96         4.47         6.27          5.72
                                                                ==========     =========   =========     =========
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